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                           SENIOR ASSIGNMENT AGREEMENT

                           dated as of April 17, 1998

                                       by

                          TRUMP'S CASTLE FUNDING, INC.,

                      a New Jersey corporation, as Assignor

                                       to

                         U.S. BANK NATIONAL ASSOCIATION,

             as Trustee under the Senior Note Indenture, as Assignee

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             Record and Return to:

             Robert L. Nutt, Esq.
             Ropes & Gray
             One International Place
             Boston, Massachusetts 02110
             (617) 951-7000

                           SENIOR ASSIGNMENT AGREEMENT

      This SENIOR ASSIGNMENT AGREEMENT (the "Senior Assignment") is dated as of April 17, 1998 from TRUMP'S CASTLE FUNDING, INC., a New Jersey corporation ("Assignor"), to U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee under the Senior Note Indenture, as defined below ("Assignee").

                              W I T N E S S E T H:

      WHEREAS, Assignor, a wholly-owned subsidiary of Trump's Castle Associates, L.P. a New Jersey limited partnership (the "Partnership"), functions as the Partnership's financing vehicle for advancing to the Partnership the proceeds of various issues of Assignor's debt securities against receipt of the Partnership's promissory notes, secured by a mortgage upon the Partnership's assets; and

      WHEREAS, Assignor has issued and sold $62,000,000 aggregate principal amount of its 10 1/4% Senior Secured Notes due 2003 (the "Senior Notes"), pursuant to the provisions of an Indenture (the "Senior Note Indenture") of even date herewith entered into among the Assignor, as issuer, the Partnership, as guarantor, and Assignee, as trustee, and has loaned said proceeds to the Partnership, its parent, in exchange for the Partnership's note in the principal amount of $62,000,000 (the "Senior Partnership Note") which is secured by an Indenture of Mortgage and Security Agreement (the "Senior Note Mortgage") of even date herewith, between the Partnership, as mortgagor, and the Assignor, as mortgagee;

      WHEREAS, the Partnership and the Assignor have entered into an Assignment of Leases and Rents and Assignment of Operating Assets of even date herewith (the "Senior Assignment of Leases"); and

      WHEREAS, certain terms defined in the Senior Note Indenture are used herein with the meanings there provided.

                     NOW, THEREFORE, THIS SENIOR ASSIGNMENT

                               FURTHER WITNESSETH:

      Assignor, for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby sell, assign and transfer unto Assignee and unto its successors and to its assigns forever, for its benefit and for the benefit of the Holders, and does hereby grant to Assignee a security interest in and to all of Assignor's estate, right, title and interest in, to and under any and all of the following described property, rights and interests (collectively, the "Assigned Properties"):

                              GRANTING CLAUSE FIRST

      All right, title and interest of Assignor in and to the Senior Partnership Note, including all renewals, extensions and modifications of the same, and, without limiting the generality of the foregoing, the present, continuing and future right to make claim for, collect or cause to be collected, receive or cause to be received directly from the Partnership thereunder, all payments of principal, interest and other sums of money payable thereunder.

                             GRANTING CLAUSE SECOND

      All right, title and interest of Assignor in and to the Senior Note Mortgage, including all extensions, renewals and modifications of the same.

                              GRANTING CLAUSE THIRD

      All right, title and interest of Assignor in and to the Senior Assignment of Leases, including all extensions, renewals and modifications of the same.

      TO HAVE AND TO HOLD all of said properties, rights and interests unto Assignee and its successors and assigns forever.

      THIS SENIOR ASSIGNMENT FURTHER WITNESSETH, that Assignor hereby agrees and covenants with Assignee as follows:

                                    ARTICLE I

                        PARTICULAR COVENANTS OF ASSIGNOR

      Section 1.01. Performance of Covenants. Assignor represents, warrants and covenants that it is duly authorized to enter into this Senior Assignment, and to grant and convey a lien on and security interest in the Assigned Properties to Assignee in the manner and to the extent herein set forth and that all action on its part required for the execution and delivery of this Senior Assignment has been duly and effectively taken.

      Section 1.02. Further Action Required.

      (a) Assignor covenants that it will, from time to time, execute and deliver such further instruments and take such further actions as may be reasonably required to carry out the purposes of this Senior Assignment.

      (b) Assignor hereby appoints Assignee as its lawful attorney-in-fact (such power being coupled with an interest) in the name of Assignor or Assignee or both to execute any instruments


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

or to take any actions to enforce all rights, powers and remedies of Assignor under or pursuant to the Assigned Properties.

      (c) Nothing contained herein shall limit the rights of Assignee contained in the Mortgage Notes, the Mortgage Note Indenture, the Senior Notes, the Senior
Note Indenture, the TCHI Notes or the TCHI Note Indenture.

                                   ARTICLE II

                             OBLIGATIONS OF ASSIGNEE

      Section 2.01. Continuing Obligations.

      (a) Assignee shall have no obligation, duty or liability with respect to the Assigned Properties or any of them (other than those specifically assumed in its capacity as Trustee pursuant to the Senior Note Indenture).

      (b) Assignor shall at all times remain liable to observe and perform all of its covenants and obligations, if any, under the Assigned Properties, and does hereby agree to indemnify and hold harmless Assignee, its successors and assigns, from any liability, loss, damage or expense it or they may incur under the Assigned Properties or by reason of this Senior Assignment.

                                   ARTICLE III

                                    PAYMENTS

      Section 3.01. Payments. All Revenues (as hereinafter defined) due and to become due under or pursuant to the Assigned Properties shall be paid by the Partnership directly to Assignee at the address set forth in Section 6.02 hereof.

      Section 3.02. Acknowledgment. The Partnership hereby joins in the execution of this Senior Assignment to acknowledge (i) the assignment by Assignor to Assignee of Assignor's right, title and interest in, to and under the Assigned Properties, (ii) the Partnership's agreement to make payment of all Revenues under the Assigned Properties directly to Assignee at the address set forth in this Senior Assignment, and (iii) the right of Assignee to exercise or enforce in its own name, in the name of Assignor, or both, all of the rights, powers and remedies of Assignor in, to and under the Assigned Properties.

      Section 3.03. Revenues. As used herein, the term "Revenues" shall mean (a) all amounts paid or payable by the Partnership under the Senior Partnership Note, the Senior Note Indenture, or the Senior Note Mortgage, and (b) the net proceeds realized upon or as a result of the


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

enforcement of any mortgage lien, security interest or assignment of leases granted or assigned under the Assigned Properties or this Senior Assignment or upon or as a result of the exercise of any right or remedy under the Assigned Properties or this Senior Assignment.

      Section 3.04. Confirmation. Assignor hereby agrees, and the Partnership hereby acknowledges, that the Partnership may rely exclusively on Assignee's directive that Assignee is entitled to take action under this Senior Assignment.

                                   ARTICLE IV

                         DEFAULT PROVISIONS AND REMEDIES

Section 4.01. Enforcement of Remedies.

      (a) Upon the occurrence and continuance of any Event of Default (as such term is defined in the Senior Note Indenture or the Senior Note Mortgage; each an "Event of Default"), Assignee may (upon the direction of the Holders or, if the rights of the Holders would be prejudiced by any delay in taking such action, without the direction of the Holders), at its option, (i) proceed directly to protect and enforce its rights and the rights of any Holders under this Senior Assignment or pursuant to the Assigned Properties, or any one of them, by such suits, actions or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for the specific performance of any covenant or agreement contained herein, or in the Assigned Properties, or any of them, or in aid of execution of any power granted herein or pursuant to the Assigned Properties, or any one of them, or for the enforcement of any proper legal or equitable remedy, including, without limitation, foreclosure of the Senior Note Mortgage and/or the sale of the collateral or any part thereof secured thereby at such foreclosure sale, subject to statutory and other legal requirements, as Assignee shall deem most effective to protect and enforce such rights, and Assignor hereby appoints Assignee as its lawful attorney-in-fact (such power being coupled with an interest) in the name of Assignor or Assignee or both to effectuate such foreclosure and/or sale of such collateral or part thereof; or (ii) instruct, direct and cause Assignor to effectuate the foregoing on behalf of and for the benefit of Assignee and the Holders, it being further understood that the Partnership joins in the execution of this Senior Assignment in order to acknowledge its agreement to promptly and duly execute and deliver any and all documents and take any and all actions required by Assignee in order to permit Assignee to foreclose and/or sell such collateral or part thereof, and obtain the benefits of this Senior Assignment, as aforesaid.

      (b) Upon the occurrence and continuance of any such Event of Default, Assignee shall (upon the direction of the Holders or, if the rights of the Holders would be prejudiced by any delay in taking such action, without the direction of the Holders) be entitled to sue for, enforce payment of and receive any and all amounts then and at any time remaining due from Assignor or the Partnership for principal and interest on the Senior Partnership Note, or other sums due under the Senior Note Mortgage or the Senior Note Indenture, as the case may be, or otherwise


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

under any of the provisions of the Assigned Properties, or any of them, in any of such events with interest on overdue payments of such principal, as set forth in the Senior Partnership Note, from the date of such Event of Default to the date of such payment, together with any and all fees, costs and expenses of collection (including reasonable attorneys' fees and court costs), subject to statutory and other legal requirements.

      (c) Regardless of the occurrence of an Event of Default, Assignee may institute and maintain or cause in the name of Assignor or Assignee or both to be instituted and maintained such suits and proceedings as Assignee may be advised by its counsel shall be necessary and appropriate to prevent any impairment of the Assigned Properties, or any of them, and to protect its interests in the Assigned Properties, and in the rents, issues, rights, revenues and other income arising therefrom, including power to institute and maintain proceedings to restrain the enforcement or compliance with any governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would impair the security hereunder or would be materially prejudicial to the interest of the Assignee.

      (d) Nothing contained in this Article IV is intended to grant Assignee any greater remedies and rights than those allowed to Assignor in the respective Assigned Properties. In the event or any conflict between the remedies and rights contained in any of the Assigned Properties and the remedies and rights contained in this Article IV, the remedies and rights set forth in the applicable Assigned Property shall govern.

                                    ARTICLE V

                         DISCHARGE OF SENIOR ASSIGNMENT

      Section 5.01. Discharge of Senior Assignment. If Assignor shall pay or cause to be paid, or there shall otherwise be paid, to Assignee and/or the Holders, all amounts required to be paid by Assignor pursuant to the Senior Note Indenture and the Senior Notes, and the conditions precedent for the Senior Note Indenture to cease, determine and become null and void (except for any surviving rights of transfer or exchange of the Senior Notes and any right to receive payments of principal and interest as provided in Article Thirteen or Section
10.3 of the Senior Note Indenture) in accordance with Article Thirteen of the Senior Note Indenture, Assignee shall promptly cancel and discharge of record this Senior Assignment and any financing statements filed in connection herewith and execute and deliver to Assignor and to the Partnership all such instruments as may be appropriate to evidence such discharge and satisfaction of any lien or liens, and Assignee shall pay over or deliver to Assignor all other moneys and securities held by it pursuant to this Senior Assignment, which are not required for the payment of (a) principal and redemption price, if applicable, of and interest on, the Senior Notes and (b) and all other amounts required to be paid by Assignor pursuant to the Senior Note Indenture and the Senior Notes.


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

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

      Section 6.01. Binding Successors and Assigns. All of the covenants, stipulations, obligations and agreements contained in this Senior Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and the Partnership and their respective successors and assigns.

Section 6.02. Notices.

      Any request, notice, demand, authorization, direction, request or other instrument authorized or required by this Senior Assignment to be given to or filed with Assignor, Assignee, or the Partnership (collectively "Notices") shall be deemed given when either (i) delivered by hand (including by overnight courier) or (ii) two days after sending by registered or certified mail, postage prepaid, addressed as follows:

      (i)   To Assignee:

            U.S. Bank National Association
            180 East Fifth Street
            St. Paul, Minnesota 55010
            Attention: Corporate Trust Administration

      (ii)  To Assignor:

            Trump's Castle Funding, Inc.
            Trump Marina Hotel Casino
            Brigantine Boulevard at Huron Avenue
            Atlantic City, New Jersey 08401
            Attention: Chief Executive Officer

      (iii) To the Partnership:

            Trump's Castle Associates, L.P.
            Trump Marina Hotel Casino
            Brigantine Boulevard at Huron Avenue
            Atlantic City, New Jersey 08401
            Attention: Chief Executive Officer


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

            and                                 and after May 26, 1998:

            Willkie Farr & Gallagher            Willkie Farr & Gallagher
            One Citicorp Center                 787 Seventh Avenue
            153 East 53rd Street                New York, NY 10019-6099
            New York, New York 10022            Attn: Daniel D. Rubino, Esq.
            Attn: Daniel D. Rubino, Esq.

      (b) By Notice to the Partnership, Assignor and or Assignee, given as provided above, any party may designate additional or substitute addresses for Notices, which shall, notwithstanding Subsection (a) above, be deemed given when received.

      Section 6.04. Partial Invalidity. In case any one or more of the provisions of this Senior Assignment shall for any reason be held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Senior Assignment, but this Senior Assignment shall be construed and enforced at the time as if such illegal or invalid provisions had not been contained herein or therein, nor shall such illegality or invalidity or any application thereof affect any legal and valid application herein or thereof from time to time.

      Section 6.05. Applicable Law. This Senior Assignment shall be governed by and construed under the internal laws of the State of New Jersey, without giving effect to the principles of conflicts of law.

      Section 6.06. No Amendments. For so long as the Senior Notes shall remain outstanding, this Senior Assignment may not be modified, amended or terminated except in accordance with the provisions of the Senior Note Indenture or the Assigned Properties.

      Section 6.07. Casino Control Act. Each of the provisions of this Senior Assignment is subject to and shall be enforced in compliance with the provisions of the New Jersey Casino Control Act.

      Section 6.08. Limitation on Liability. Notwithstanding anything herein or any other agreement, document, certificate, instrument, statement or omission referred to below to the contrary, the Partnership and the Assignor are liable hereunder only to the extent of the assets of the Partnership and the interest of the Assignor in the Assigned Properties which are secured by the Partnership's assets and no other person or entity, including, but not limited to, any partner, officer, representative, committee or committee member of the Partnership or any partner therein or of any Affiliate (as defined in the Indenture) of the Partnership or any incorporator, officer, director or shareholder of the Assignor, of any corporate partner of the Partnership, or of any corporate Affiliate of the Partnership, or any Affiliate or controlling person or entity of any of the foregoing, or any agent, employee or lender of any of the foregoing or any successor, personal representative, heir or assign of any of the foregoing, in each case past, present or as they may exist in the future, shall be liable in any respect (including without limitation for the breach of


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

any representation, warranty, covenant, agreement, condition or indemnification or contribution undertaking contained herein or therein) under, in connection with, arising out of or relating to this Senior Assignment, or any other agreement, document, certificate, instrument or statement (oral or written) related to, executed or to be executed, delivered or to be delivered, or made or to be made, or any omission made or to be made, in connection with any of the foregoing or any of the transactions contemplated in any such agreement, document, certificate, instrument or statement. Any agreement, document, certificate, statement or other instrument to be executed simultaneously with, in connection with, arising out of or relating to this Senior Assignment or any other agreement, document, certificate, statement or instrument referred to above, or any agreement, document, certificate, statement or instrument contemplated hereby shall contain language mutatis mutandis to this paragraph and, if such language is omitted, shall be deemed to contain such language.

      6.09. Indemnification. Assignor agrees to indemnify Assignee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Senior Assignment, including the costs and expenses of defending itself against any claim, or with the exercise or performance of any of its powers or duties hereunder.


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

      IN WITNESS WHEREOF, Assignor, Assignee, and the Partnership have executed this Senior Assignment as of the date first above written.

                                    TRUMP'S CASTLE FUNDING, INC., a New Jersey corporation


Witness: /s/ Beth E. Anisman        By: /s/ Nicholas L. Ribis
        -------------------------      -----------------------------------------
          Beth E. Anisman               Name: Nicholas L. Ribis
                                        Title: President and Chief Executive
                                               Officer

                                    TRUMP'S CASTLE ASSOCIATES, L.P.
                                    a New Jersey limited partnership

                                    By: Trump's Castle Hotel & Casino, Inc.,
                                        its general partner


Witness: /s/ Beth E. Anisman        By: /s/ Nicholas L. Ribis
        -------------------------      -----------------------------------------
          Beth E. Anisman               Name: Nicholas L. Ribis
                                        Title: President and Chief Executive
                                               Officer

                                    U.S. BANK NATIONAL ASSOCIATION,
                                    as Trustee under the Senior Note Indenture


Witness: /s/ Beth E. Anisman        By: /s/ Richard H. Prokosch
        -------------------------      -----------------------------------------
          Beth E. Anisman               Name: Richard H. Prokosh
                                        Title: Assistant Vice President


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

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

      BE IT REMEMBERED, that on this 15th day of April, 1998, before me the subscriber, a Notary Public of the State of New York, personally appeared NICHOLAS L. RIBIS, the President and Chief Executive Officer of TRUMP'S CASTLE FUNDING, INC., who I am satisfied is the person who executed the within instrument and he acknowledged that he signed and delivered the same as such officer on behalf of such entity and that the within instrument is the voluntary act and deed of said corporation made by virtue of the authority of its board of directors.


/s/ Marcus Chioffi
-----------------------------------------
Notary Public of the State of New York
My Commission Expires:

(NOTARIAL SEAL)


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

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

      BE IT REMEMBERED, that on this 15th day of April, 1998, before me the subscriber, a Notary Public of the State of New York, personally appeared NICHOLAS L. RIBIS, the President and Chief Executive Officer of TRUMP'S CASTLE HOTEL & CASINO, INC., the general partner of TRUMP'S CASTLE ASSOCIATES, L.P., who I am satisfied is the person who executed the within instrument and he acknowledged that he signed and delivered the same as such officer on behalf of such entity and that the within instrument is the voluntary act and deed of said corporation made by virtue of the authority of its board of directors.


/s/ Marcus Chioffi
-----------------------------------------
Notary Public of the State of New York
My Commission Expires:

(NOTARIAL SEAL)


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

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF NEW YORK      )

      BE IT REMEMBERED, that on this 17th day of April, 1998, before me the subscriber, a Notary Public of the State of New York, personally appeared RICHARD H. PROKOSCH, an Assistant Vice President of U.S. BANK NATIONAL ASSOCIATION, a national banking association, who, I am satisfied, is the person who executed the within instrument and he acknowledged that he signed and delivered the same as such officer on behalf of such association and that the within instrument is the voluntary act and deed of said association made by virtue of the authority of its board of directors.

/s/ Reese M. Heitner
-----------------------------------------
Notary Public of the State of New York
My Commission Expires:

(NOTARIAL SEAL)


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